(logo) Rialto

          CAPITAL

2018 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of March 1, 2018 by and among UBS Commercial Mortgage Securitization Corp. as Depositor, Midland Loan Services, a Division of PNC Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, AEGON USA REALTY ADVISORS, LLC, as Dreamworks Campus Special Servicer, Pentalpha Surveillance LLC as Operating Advisor and as Asset Representations Reviewer, and Wells Fargo Bank, National Association as Certificate Administrator and as Trustee relating to the UBS Commercial Mortgage Trust 2018-C9, Commercial Mortgage Pass-Through Certificates, Series 2018-C9 (UBS 2018-C9)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1.      All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.      A review of the servicing activities and performance by the Special Servicer for the period of March 29, 2018 to December 31, 2018 (the "Reporting Period") in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.      To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam singer, Managing Director

Date: March 1, 2019